Exhibit 3.2

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

theMaven, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware

DOES HEREBY CERTIFY:

1.	The name of the corporation is theMaven, Inc.

2.	That a Certificate of Amendment (the “Certificate”) to the Amended and Restated Certificate of Incorporation of theMaven, Inc. was filed by the Secretary of State of Delaware on January 20, 2022 and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.

3.	The inaccuracy or defect of said Certificate is that the date of effectiveness as approved by the Board of Directors of theMaven, Inc. in Article Third and Article Sixth of the Certificate was inaccurately stated as January 27, 2022 and should have been set forth as February 3, 2022.

4.	Article Third of the Certificate is hereby corrected to read as follows:

“THIRD: Article IV of the Corporation’s Amended and Restated Certificate of Incorporation is hereby amended by adding the following paragraph immediately following the first paragraph of Article IV as follows:

“Effective at 8:00 p.m., Eastern Time, on February 3, 2022, every twenty-two (22) shares of Common Stock of the Corporation issued and outstanding or held as treasury shares shall thereupon, without any action on the part of the holder thereof or the Corporation, be reclassified and combined into one (1) share of validly issued, fully paid, and non-assessable share of Common Stock having a par value of $0.01 per share, subject to the treatment of fractional share interests as described in the immediately following sentence (the “Reverse Stock Split”). Any fractional shares of Common Stock resulting from the Reverse Stock Split shall be rounded up to the next whole share.””

5.	Article Sixth of the Certificate is hereby corrected to read as follows:

“SIXTH: This Certificate of Amendment shall be effective as of 8:00 p.m. Eastern Time on February 3, 2022.”

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction this 26th day of January 2022.

By:	/s/ Douglas B. Smith
Name:	Douglas B. Smith
Title:	Chief Financial Officer